Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth St, NW
Washington, DC  20549


April 26, 2000


Dear Sir:

We have read the paragraphs of Item 4(a) included in the Form 8-K dated April 21, 2000 of Unilab Corporation to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,



/s/ Arthur Andersen LLP
Suite 1400
6320 Canoga Avenue
Woodland Hills, CA  91367-2526
Tel 818 716 1666